Exhibit 10.5

RENT THE RUNWAY, INC.

2019 STOCK INCENTIVE PLAN

1. Purpose. The purpose of this 2019 Stock Incentive Plan (the “Plan”) of Rent the Runway, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2. Eligibility. Subject to Section 5(b), all of the Company’s employees, officers, directors, consultants and advisors (each a “Service Provider”) are eligible to be granted options, restricted stock, restricted stock units and other stock-based awards (each, an “Award”) under the Plan. Each Service Provider who receives an Award under the Plan is deemed a “Participant”.

3. Administration and Delegation.

(a) Administration of the Plan. The Plan shall be administered by the Board (the “Administrator”). To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Administrator” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(b) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers. All decisions, determinations and interpretations of the Administrator shall be final, binding and conclusive on all Participants and all other having an interest therein.

(b) Delegation to Officers. To the extent permitted by applicable law, the Board or Committee may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to Service Providers, provided that the Board or Committee shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1 under the Exchange Act).

(c) Powers of the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority in its sole discretion:

(1) To make a good faith determination of the fair market value (the “Fair Market Value”) of a share of Common Stock (as hereinafter defined);

SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE

2019 STOCK INCENTIVE PLAN OF RENT THE RUNWAY, INC.

(2) To select the Service Providers to whom Awards may from time to time be granted hereunder;

(3) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

(4) To approve forms of Award Agreements (as hereinafter defined) and other documents for use under the Plan;

(5) To determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest or be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions and any restriction or limitation regarding any Award or the Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine);

(6) To prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans;

(7) To amend any Award granted under the Plan;

(8) To construe and interpret the terms of the Plan and Awards and to exercise such powers and perform such acts as the Administrator deems necessary or desirable to promote the best interests of the Company which are not in conflict with the provisions of the Plan;

(9) To impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Common Stock issued pursuant to an Award;

(10) To authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(11) To make factual determinations in connection with the administration or interpretation of the Plan;

(12) To correct any defects, supply any omission or reconcile any inconsistency in any Award Agreement or the Plan;

(13) To employ such legal counsel, independent auditors and consultants or other advisors as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom; and

(14) To make all other determinations deemed necessary or advisable for administering the Plan.

(g) Award Agreement. Awards under the Plan shall be evidenced by a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan (an “Award Agreement”). Each Award Agreement may contain terms and conditions in addition to those set forth in the Plan; provided, however, in the event of any conflict in the terms of the Plan and the Award Agreement, the terms of the Plan shall govern.

(h) Indemnification. Subject to applicable laws: (1) no member of the Administrator (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (2) the members of the Administrator (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s governing documents, as they may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Administrator shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the accountants and compensation consultants of the Company or the Administrator, the counsel of the Company or the Administrator and any other party the Administrator deems necessary, and no member of the Administrator shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

4. Stock Available for Awards.

(a) Number of Shares. Subject to adjustment under Section 8(a), Awards may be granted under the Plan for up to 319,743 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock), plus a maximum of 9,139,905 of 2009 Plan Returned Shares (as defined below).1 If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Further, shares of Common Stock tendered to the Company by a Participant to exercise an Award or with respect to tax withholding shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. 9,459,648 shares of Common Stock may be issued pursuant to “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”). “2009 Plan Returned Shares” shall mean any shares of Common Stock subject to stock options granted pursuant to the Rent the Runway, Inc. 2009 Stock Incentive Plan that expire or terminate, are surrendered or canceled without having been fully exercised, are forfeited in whole or in part (including as the result of shares of Common Stock subject to such stock option being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right), result in any Common Stock not being issued, or are tendered to the Company in connection with the exercise of a stock option or with respect to tax withholding shall be added to the number of shares of Common Stock available for the grant of Awards under the Plan.

(b) Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan.

[1]	The amount reserved for issuance displayed herein may not be reflective of the current amount reserved.

5. Stock Options.

(a) General. The Board may grant options to purchase shares of Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a “Nonstatutory Stock Option”.

(b) Incentive Stock Options. An Option that the Board intends to be an Incentive Stock Option shall only be granted to employees of Rent the Runway, Inc., any of Rent the Runway, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code (“Rent the Runway”), and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code (“ISO Eligible Employees”), and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. Notwithstanding the designation of an Option as an Incentive Stock Option, to the extent that the Fair Market Value of the shares of Common Stock subject to a Participant’s Incentive Stock Options that become exercisable for the first time in any calendar year (under all plans of the Company) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. If the Code is amended to provide for a different limitation from that set forth in the preceding sentence, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The per share exercise price for the shares of Common Stock to be issued upon exercise of an Option shall be such price as is determined by the Administrator, but shall be no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant; provided, however, that the exercise price of an Incentive Stock Option granted to an ISO Eligible Employee who owns (or is treated as owning under Section 424 of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of Rent the Runway (a “Ten Percent Owner”) shall be no less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant.

(d) Duration of Options. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the date the Option is granted. In the case of an Incentive Stock Option granted to an ISO Eligible Employee who, at the time the Option is granted, is a Ten Percent Owner, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Exercise of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Administrator may specify in the applicable option agreement. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Administrator together with payment in full as specified in Section 5(f) for the number of shares of Common Stock for which the Option is exercised. Shares of Common Stock subject to the Option shall be delivered by the Company as soon as practicable following exercise. In the event that the Option shall be exercised pursuant to Section 9(a) hereof by any person other than the Participant, such person shall provide appropriate proof of his or her right to exercise the Option. An Option shall not be exercised for a fraction of a Share.

(f) Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1) in cash or by check, payable to the order of the Company;

(2) when the Common Stock is registered under the Exchange Act, except as may otherwise be provided in the applicable Award Agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Exchange Act and to the extent provided for in the applicable Award Agreement or approved by the Administrator, in its sole discretion, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Administrator in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and provided for in the applicable Award Agreement or approved by the Administrator, in its sole discretion, by (i) delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) payment of such other lawful consideration as the Administrator may determine; or

(5) by any combination of the above permitted forms of payment.

6. Restricted Stock; Restricted Stock Units.

(a) General. The Administrator may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Administrator in the applicable Award Agreement are not satisfied prior to the end of the applicable restriction period or periods established by the Administrator for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b) Terms and Conditions for All Restricted Stock Awards. The Administrator shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c) Additional Provisions Relating to Restricted Stock Awards.

(1) Dividends. Unless otherwise provided by the Administrator in an Award Agreement, Participants holding shares of Restricted Stock shall be entitled to all ordinary cash dividends paid with respect to such shares and Participants holding Restricted Stock Units shall be entitled to dividend equivalent payments. Any such crediting of dividends or dividend equivalents shall be subject to such conditions, restrictions and contingencies as the Administrator shall establish, including being subject to the same restrictions on transferability and vesting as the shares of Common Stock with respect to which they were paid. Each dividend payment shall be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of stock or, if later, the 15th day of the third month following the date the dividends are paid to shareholders of that class of stock.

(2) Stock Certificates. The Company may require that any stock certificates issued in respect of shares of Restricted Stock shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Administrator, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” shall mean the Participant’s estate.

7. Other Stock-Based Awards. Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock, may be granted hereunder to Participants (“Other Stock-Based Awards”), including without limitation stock appreciation rights (“SARs”) and Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Administrator shall determine. Subject to the provisions of the Plan, the Administrator shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto; provided, however, that the exercise price of a SAR shall not be less than the Fair Market Value of a share of Common Stock on the date of grant.

8. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the number and class of securities and exercise price per share of each outstanding Option, (3) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Stock Award, and (4) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Administrator. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” shall mean: (i) any merger, consolidation or recapitalization that results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving, resulting or acquiring entity or, if the surviving, resulting or acquiring entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving, resulting or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving, resulting or acquiring entity or, if the surviving, resulting or acquiring entity is a wholly-owned subsidiary of another entity immediately following such merger, consolidation or recapitalization, the parent entity of such surviving, resulting or acquiring entity, outstanding immediately after such merger, consolidation or recapitalization, (ii) any merger, consolidation or recapitalization in which the holders of the voting securities of the Company outstanding immediately prior thereto do not continue to hold shares (either as a result of such voting securities remaining outstanding or by such securities being converted into voting securities of the surviving, resulting or acquiring entity or, if the surviving, resulting or acquiring entity is a wholly-owned subsidiary of another entity immediately following such merger or consolidation, the parent entity of such surviving, resulting or acquiring entity) in substantially identical proportions and with substantially identical rights, preferences, powers, privileges and restrictions, qualifications and limitations as existing immediately prior to such merger, consolidation or recapitalization or (iii) any disposition, transfer, sale or exclusive lease or license of all or substantially all of the assets of the Corporation (including a sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way of merger, consolidation, reorganization or sale of all or substantially all of the subsidiaries’ assets or securities) which constitutes all or substantially all of the consolidated assets of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock Awards on such terms as the Administrator determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant’s unexercised Awards shall terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to the excess, if any, of (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) over (B) the aggregate exercise price of all such outstanding Awards and any applicable tax withholdings, in exchange for the termination of such Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing. In taking any of the actions permitted under this Section 8(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in value (as determined by the Administrator) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall, unless the Administrator determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the

Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

9. General Provisions Applicable to Awards.

(a) Transferability of Awards. Except as the Administrator may otherwise determine or provide in an Award Agreement, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

(b) Restrictions on Transfer of Shares. A Participant’s Award Agreement may provide that shares of Common Stock issued upon the exercise of an Option or settlement of any other Award may be subject to such special forfeiture conditions, rights of repurchase or redemption, rights of first refusal, and other transfer restrictions as the Administrator may determine or as may apply to holders of Shares pursuant to the Company’s Bylaws, as may be amended from time to time.

(c) Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Administrator need not treat Participants uniformly.

(d) Termination of Status. The Administrator shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as payment of the exercise price unless the Company determines otherwise. If provided for in an Award or approved by the Administrator in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Administrator, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the amount allowed consistent with fixed plan accounting in accordance with U.S. generally accepted accounting principles. Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f) Conditions on Delivery of Stock. The Company shall not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) the admission of such shares of Common Stock to listing on all stock exchanges on which such class of stock is then listed, (2) all conditions of the Award have been met or removed to the satisfaction of the Company, (3) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (4) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, (5) the lapse of such reasonable period of time following the exercise of an Option as the Administrator may establish from time to time for reasons of administrative convenience or (6) other conditions imposed by the Administrator from time to time. Notwithstanding anything in the Section 9(f), there shall be any delay in the delivery of any shares of Common Stock to the extent the delay would result in the imposition of a penalty tax under Section 409A of the Code.

(g) Data Privacy Information. The privacy notice annexed to this Agreement (“Privacy Notice”) describes how the Company collects and processes the personal information of Participants employed by the Company in the European Economic Area and UK in the context of the Plan and for the provision of any Award. The Participant hereby acknowledges the contents of the Privacy Notice. For the avoidance of doubt, the contents of the Privacy Notice are not binding on Participants in the European Economic Area and UK as contractual obligations and may be updated by the Company from time to time without recourse to the amendment provisions of the Plan.

10. Miscellaneous.

(a) No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Agreement.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award Agreement, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares.

(c) Effective Date and Term of Plan. The Plan shall become effective on the date on which it is adopted by the Board. No Awards shall be granted under the Plan after the expiration of 10 years from the earlier of (i) the date on which the Plan was adopted by the Board or (ii) the date the Plan was approved by the Company’s stockholders, but Awards previously granted may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided that if at any time the approval of the Company’s stockholders is required as to any modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 10(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment does not materially and adversely affect the rights of Participants under the Plan.

(e) Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to this Plan containing (1) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (2) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f) Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made under the Plan and any shares of Common Stock issued upon exercise of an Option or settlement of an Award shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time. For the avoidance of doubt, this provision shall apply to any gains realized upon exercise or settlement of an Award or disposition of shares received upon the exercise or settlement of an Award.

(g) Investment Intent. The Company may require a Participant, as a condition of exercising or acquiring shares of Common Stock under any Awards, (1) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (2) to give written assurances satisfactory to the Company stating that the Participant is acquiring the shares of Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the shares. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of shares under the applicable Award has been registered under a then-currently effective registration statement under the Securities Act of 1933, as amended or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under then-applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the shares of Common Stock.

(h) Section 409A. To the extent that the Administrator determines that any Award granted or awarded under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and the Award Agreement evidencing such Award shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, each payment of an Award made to a Participant shall be treated as a separate and distinct payment from all other such payments for purposes of Section 409A of the Code. Further, notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury regulations and other interpretive guidance issued thereunder, the Administrator may adopt such amendments to the Plan and the applicable agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury regulations and other interpretive guidance thereunder and thereby avoid the application of any penalty taxes under such Section.

(i) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of shares of Common Stock in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Administrator may, but is not obligated to, authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock with respect to awards hereunder.

(j) Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(k) Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

RENT THE RUNWAY, INC.

2019 STOCK INCENTIVE PLAN

CALIFORNIA SUPPLEMENT

Pursuant to Section 10(e) of the Plan, the Board has adopted this supplement for purposes of satisfying the requirements of Section 25102(o) of the California Law:

Any Awards granted under the Plan to a Participant who is a resident of the State of California on the date of grant (a “California Participant”) shall be subject to the following additional limitations, terms and conditions:

1. Additional Limitations on Options.

(a) Maximum Duration of Options. No Options granted to California Participants shall have a term in excess of 10 years measured from the Option grant date.

(b) Minimum Exercise Period Following Termination. Unless a California Participant’s employment is terminated for cause (as defined by applicable law, the terms of any contract of employment between the Company and such Participant, or in the instrument evidencing the grant of such Participant’s Option), in the event of termination of employment of such Participant, such Participant shall have the right to exercise an Option, to the extent that he or she was otherwise entitled to exercise such Option on the date employment terminated, until the earlier of: (1) at least six months from the date of termination, if termination was caused by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), (2) at least 30 days from the date of termination, if termination was caused other than by such Participant’s death or “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and (3) the Option expiration date.

2. Additional Limitations for Other Stock-Based Awards. The terms of all Awards granted to a California Participant under Section 7 of the Plan shall comply, to the extent applicable, with Sections 260.140.41, 260.140.42, 260.140.45 and 260.140.46 of the California Code of Regulations.

3. Additional Limitations on Timing of Awards. No Award granted to a California Participant shall become exercisable, vested or realizable, as applicable to such Award, unless the Plan has been approved by the holders of a majority of the Company’s outstanding voting securities by the later of (a) within 12 months before or after the date the Plan was adopted by the Board or (b) prior to or within 12 months of the granting of any Award to a California Participant.

4. Additional Restriction Regarding Recapitalizations, Stock Splits, Etc. For purposes of Section 8 of the Plan, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or other distribution of the Company’s securities, the number of securities allocated to each California Participant, and in the case of Options, the exercise price of such Options, must be adjusted proportionately and without the receipt by the Company of any consideration from any California Participant.

RENT THE RUNWAY, INC.

PRIVACY NOTICE

This Privacy Notice (the “Notice”) is provided as an annex to the Plan. This Notice is intended to provide information about the collection and processing of the Participant’s personal information by the Company. Capitalized terms used but not defined in this Notice shall have the same meanings assigned to them in the Plan.

(a) Data Collection and Usage. The Company collects, processes and uses certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, and details of all Awards granted under the Plan or any other entitlement to options, restricted stock, restricted stock units and other stock-based awards awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for purposes of implementing, administering and managing the Plan. The Company is the controller of such Data. The legal basis, where required, for the processing of Data is that the processing is contractually necessary for the performance of the Plan.

(b) Stock Plan Administration Service Providers. The Company transfers Data to Shareworks and certain of its affiliates, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be provided with separate terms and data processing practices with Shareworks, as such agreement is contractually required to implement stock options under the Plan.

(c) International Data Transfers. The Company and Shareworks are based in the U.S., which means that it will be necessary for Data to be transferred to, and processed in, the U.S. The Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. The Company’s basis for the transfer of Data, where required, are standard contractual clauses.

(d) Data Retention. The Company shall hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, exchange control, labor and securities laws. This period may extend beyond the period of the Participant’s employment with the Company. When the Company no longer needs Data for any of the above purposes, it shall cease processing it in this context and remove it from all of its systems used for such purposes to the fullest extent practicable.

(e) Data Subject Rights. The Participant may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) request the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact his or her local human resources representative.

(f) Further Information and Contact. For further information, including if relevant, the appropriate supervisory authority for lodging complaints, the Participant can consult Human Resources or Legal.